UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2019

T. Rowe Price Group, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-32191	52-2264646
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 East Pratt Street, Baltimore, Maryland 21202

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (410) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 5 - Corporate Governance and Management.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On February 13, 2019, Mr. Brian Rogers, the non-executive Chair of the Board of Directors (the "Board") of T. Rowe Price Group, Inc. (the “Company”), announced he will retire from the Board at the Company's 2019 Annual Meeting of Stockholders.  Mr. Rogers' retirement is not a result of any disagreement with the Company or its management.

On February 13, 2019, the Board announced that Mr. William Stromberg will become the Chair of the Board following Mr. Rogers retirement, in addition to continuing on as the Chief Executive Officer and President of the Company.

(e) The Executive Compensation and Management Development Committee (the “Committee”) of the Board approved a new 2019 Annual Incentive Compensation Plan (the “2019 AICP”) on February 11, 2019. The 2019 AICP establishes a cash incentive pool (the “Incentive Pool”) equal to a percentage of the Company’s adjusted earnings, as defined in the 2019 AICP. For each fiscal year, the Committee will determine the officers who will participate in the 2019 AICP and the maximum percentage of the Incentive Pool each executive officer has a right to receive for that fiscal year. At the end of the fiscal year, the Committee will determine the total Incentive Pool available for awards and the actual award each officer will receive. For 2019, the Committee approved the named executive officers that would participate in the 2019 AICP and the maximum percentage of the Incentive Pool each officer would be eligible to receive as follows:

Participant	Maximum Percentage
William J. Stromberg	12%
Céline S. Dufétel	4%
Christopher D. Alderson	10%
Robert W. Sharps	12%

A copy of the 2019 AICP is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws.
On February 12, 2019, the Board approved the amendment and restatement of the Company’s Amended and Restated By-laws (the “By-laws”), effective February 12, 2019. The By-laws include the following amendment:
Article 1, Section 1.01 of the By-laws has been amended to allow the Company to hold the annual meeting of stockholders at any time set by the Board.
The foregoing description is qualified in its entirety by the By-laws which are attached hereto as Exhibit 3.1 and are incorporated herein by reference.

SECTION 8 - Other Events.
Item 8.01. Other Events.
On February 12, 2019, the Board approved a 10 million share increase in the Company’s authorization to repurchase shares of its common stock. This brings the total repurchase authorization to approximately 22.4 million shares of the Company’s outstanding common stock. Repurchases may be effected from time to time on the open market or in privately negotiated transactions.

A press release announcing these events is filed as Exhibit 99.1 hereto.

Section 9 - Financial Statements and Exhibits.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
3.1    Amended and Restated By-Laws of T. Rowe Price Group, Inc. dated February 12, 2019

10.1	T. Rowe Price Group, Inc. 2019 Annual Incentive Compensation Plan for Executive Officers
99.1    Press Release dated February 13, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
T. Rowe Price Group, Inc.
By: /s/ David Oestreicher
David Oestreicher
Vice President, Chief Legal Counsel and Corporate Secretary
Date: February 13, 2019